PRESS RELEASE                                                    EXHIBIT 99.1


[Graphic Omitted]


FOR RELEASE:  Sept. 24, 2001

            Charter's Jerry Kent Will Not Extend Employment Agreement

        ST. LOUIS -- Charter Communications, Inc. (Nasdaq:CHTR) today announced that Jerry Kent had advised the Company that he did not intend to extend his employment agreement, which runs through December 23, 2001. Accordingly, Mr. Kent and the Company have mutually agreed to terminate his employment as President and Chief Executive Officer of the Company, and that Mr. Kent would resign from its Board of Directors effective September 28, 2001. Mr. Kent has agreed to serve as a consultant to the Company for the balance of the year. Mr. Kent will also sell his interests in Charter Investments, Inc. (CCI) to Paul Allen, Chairman of the Board of Directors of Charter Communications, Inc. CCI is the investment vehicle that holds most of Mr. Allen's and Mr. Kent's interests in the Company.

        In making the announcement, Mr. Allen said, "Jerry did an excellent job as Charter's chief executive officer. He and the rest of the Charter team successfully completed 14 major acquisitions, increasing Charter's basic customers from 1.3 million to approximately 7 million, and making Charter the nation's fourth-largest cable operator. We are grateful for all that Jerry has done in contributing to Charter's success, and wish him well in whatever new endeavors he engages in. The Charter Board intends to move forward to select a new chief executive officer as quickly as practical. I am personally looking forward to working closely with Charter's exceptional management team, and with the new chief executive officer as we continue to build the most technologically advanced provider of broadband services in the industry."

        Mr. Kent said, "As a co-founder of Charter, this was a gut-wrenching decision. The years I spent building Charter into one of the nation's largest and most successful cable companies have been the most challenging and rewarding in my career. I am proud of what the Charter team has accomplished. I am grateful to Paul Allen for his support that permitted us to successfully complete the major acquisitions which allowed Charter to grow so substantially, and for his vision of a "Wired World." Needless to say, I wish Paul and the entire Charter team every success as they build upon the strong foundation I am leaving. I am proud to leave the Company in excellent position to be an industry leader for the foreseeable future."



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About Charter Communications
        With nearly 7 million customers in 40 states, Charter Communications, Inc., a Wired World(TM) company, is among the nation's largest broadband communications companies. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform, marketed under the Charter Digital Cable(TM) brand; and high-speed Internet access marketed under Charter Pipeline(TM) brand. Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks(TM) brand. Advertising sales and production services are sold under the Charter Media(TM) brand.

        A Fortune 500 company, Charter is the 2001 recipient of the Outstanding Corporate Growth Award from the Association for Corporate Growth, the 2001 R.E. "Ted" Turner Innovator of the Year Award from the Southern Cable
Telecommunications Association, and the 2000 Innovator Award for Technology from Cablevision Magazine. More information about Charter can be found at www.charter.com.

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Statements in this press release regarding Charter Communications' business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Charter files from time to time with the U.S. Securities and Exchange
Commission.

CONTACTS:
Media                                       Analysts
Andy Morgan, 314-543-2217                   Mary Jo Moehle, 314-543-2397
amorgan@chartercom.com                      mmoehle@chartercom.com